Exhibit 99.2
INVESTOR CONFERENCE CALL SCRIPT – MARCH 17, 2010

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2010 third quarter investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2010 third quarter investor conference call. The agenda for today’s call will include a discussion of our third quarter financial results and our fiscal year 2010 financial expectations. In addition, I will discuss market conditions and conclude with a review of our strategic development.
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During our fiscal year 2010 third quarter ended January 31, 2010, WPCS reported net income of $71,000 or earnings of $0.01 per diluted share compared to net income of $178,000 or earnings of $0.03 per diluted share during the same period last year. For the first nine months of fiscal year 2010 ended January 31, 2010, WPCS reported net income of $843,000 or earnings of $0.12 per diluted share compared to net income of $1.4 million or earnings of $0.19 per diluted share during the same period last year.

Revenue for the third quarter was $27.0 million compared to $25.3 million during last year’s third quarter. Revenue for the first nine months of fiscal year 2010 was $76.6 million compared to $82.4 million during the same period last year. The revenue segmentation during the first nine months of this fiscal year was 29% wireless communication, 12% specialty construction and 59% electrical power.

Consolidated gross margin during the third quarter was 24% compared to 27% during the same period last year. The third quarter decrease in gross margin was due primarily to a cost overrun on a recently completed project and also the blend of work performed during the quarter. Through the first nine months of fiscal year 2010, the consolidated gross margin has averaged 28% compared to 27% for the same period in the prior year. SG&A expense as a percent of revenue for the third quarter was approximately 21% compared to 23% for the same period last year. For the first nine months of fiscal year 2010, SG&A was 23% compared to 22% for the same period last year.

WPCS continues to maintain a healthy balance sheet with $4 million in cash, $20.9 million in working capital and $5.6 million of credit line borrowings. Our credit line borrowing to working capital ratio remains favorably low at 27%. We continue to view this ratio as an important indicator of our financial strength and ability to finance our growth from our operations. The $2 million paid towards the acquisition of The Pride Group contributed to a lower cash position in the third quarter. Accounts receivable collections remain stable with DSOs averaging 72 days, which is within our expectations. As of January 31, 2010, WPCS had a backlog of approximately $49 million and a bid list of $186 million.  We are pleased to announce that Bank of America has approved the renewal of our $15 million credit facility for three more years.

The third quarter earnings results were below our expectations. In our guidance planning for fiscal year 2010 ending April 30, 2010, we were looking to achieve approximately $0.06 in earnings per diluted share for the third quarter and $0.14 in earnings per diluted share for the fourth quarter. The third quarter results did not materialize as planned. The primary reasons we did not achieve our earnings estimates in the quarter were due to a delay in bids to backlog conversion and lower gross margins from a cost overrun on a recently completed project.

In regards to the bids to backlog conversion, this has been an obstacle all year. However, there is positive news to report. WPCS was finally able to see a significant conversion in early January when we announced $30 million in new projects. We believe that these projects will help us produce healthier results in the quarters ahead. WPCS has continued to see a further conversion of bids to backlog with our recent announcement of another $8 million of new projects. In total, the $38 million in new projects that we have announced in the first two months of calendar year 2010 is more than we announced in the first seven months of calendar year 2009. The fact that we are seeing more bids awarded is a positive indication that business conditions are improving which we believe will give us the momentum we need to begin to produce much better earnings in the future.

Due primarily to the delay this fiscal year in converting bids to backlog WPCS is revising its guidance for fiscal year 2010. From a revenue perspective, our initial guidance was $112 million and we are revising this estimate to a range of $102 million to $106 million. From an earnings perspective, our initial guidance was a net income range of $2.2 million to $2.4 million and $0.31 to $0.34 in earnings per diluted share.  We are revising these estimates to a net income range of $1.2 million to $1.4 million and $0.17 to $0.20 in earnings per diluted share.  This means that our fourth quarter earnings expectation is a range of $0.05 to $0.08 in earnings per diluted share.

Certainly we are not pleased that we have to revise estimates but the delay in converting bids to backlog this fiscal year has had an unfavorable impact on earnings. However I want to emphasize that the backlog has grown from approximately $28 million at the end of the second quarter to $49 million at the end of the third quarter which represents a 75% increase.

WPCS has a simple revenue producing model. To recognize revenue, we need backlog and to generate backlog, we need bids. Therefore, our ability to deliver increased earnings depends on a solid backlog and bid list. At the end of the third quarter, we had a healthy backlog and bid list. Specifically, we believe that the growth in backlog at the end of the third quarter will give us the opportunity for improved earnings in the quarters ahead.

Keep in mind that WPCS continues to generate profitability through these challenging economic times. Our strategy of focusing on the public services, healthcare, energy and international markets combined with cost efficiencies from our operations continues to be a solid foundation for our business. We believe that there are many opportunities ahead for WPCS. In public services, fiscal stimulus funding allocations are finally making their way to state and local government as evidenced by our recent announcements of new projects. The healthcare market is upgrading their communications infrastructure at a moderate pace but it is anticipated that spending allocations will grow once we have legislative certainty on healthcare reform. The energy sector is also poised for growth as energy companies explore ways to deliver basic energy more efficiently and develop new renewable energy methods. Lastly, our international business in Australia and China is showing growth potential as these two economies are doing well. As we have stated in the past, the market for communications infrastructure remains active. Communications technology remains a critical component of connecting the global economy and customers have come to depend on WPCS for complete design-build capability.
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In regards to our strategic development, WPCS is focused on organic growth opportunities but we continue to look for acquisitions that can strengthen our engineering capability, add to our customer base and expand our geographic scope.
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In conclusion, the management team believes that we are now in a stronger position to deliver better earnings in the quarters ahead. We remain optimistic and excited about our future opportunities. Most importantly, we will continue to diligently focus on building shareholder value. I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2010 third quarter investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering 58841 # as the program identification number. This will conclude the call.

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